Exhibit 99.1
KINDER MORGAN ENERGY PARTNERS DISTRIBUTES $4.98 PER UNIT FOR 2012 - MEETS ANNUAL BUDGET

Increases Quarterly Distribution to $1.29 Per Unit, Up 11% From 4Q 2011

HOUSTON, Jan. 16, 2013 - Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.29 ($5.16 annualized) payable on Feb. 14, 2013, to unitholders of record as of Jan. 31, 2013. This represents an 11 percent increase over the fourth quarter 2011 cash distribution per unit of $1.16 ($4.64 annualized) and is up from $1.26 per unit ($5.04 annualized) for the third quarter of 2012. KMP has increased the distribution 46 times since current management took over in February 1997.
Chairman and CEO Richard D. Kinder said, “KMP had a strong fourth quarter and a very successful year overall. We will distribute our budget of $4.98 per unit for the full year, which represents an 8 percent increase over the 2011 distribution of $4.61 per unit. KMP also produced cash in excess of our distribution target of approximately $30 million. For 2012, all five of KMP's business segments recorded higher results than in the previous year and generated $4.384 billion in segment earnings before DD&A and certain items, a 20 percent increase from $3.639 billion in 2011. Highlights included contributions from the drop down of 100 percent of Tennessee Gas Pipeline (TGP) and 50 percent of El Paso Natural Gas (EPNG), record export coal volumes in our Terminals business and strong oil production at SACROC in our CO2 segment. KMP invested $2.1 billion in expansions and acquisitions during 2012 (not including dropdowns), which exceeded our budget of $1.7 billion. We see exceptional growth opportunities across all of our business segments, as there is a need to build additional midstream infrastructure to move or store oil, gas and liquids from the prolific shale plays in the United States and the oilsands in Alberta, along with increasing demand for export coal and CO2. We currently have identified approximately $11 billion in expansion and joint venture investments at KMP that we have, or are confident that we will soon have, under contract and we are pursuing customer commitments for many more projects.”
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KMP reported fourth quarter distributable cash flow before certain items of $495 million, up 16 percent from $425 million for the comparable period in 2011. Distributable cash flow per unit before certain items was $1.35 compared to $1.27 for the fourth quarter last year. Fourth quarter net income before certain items was $669 million compared to $491 million for the same period in 2011. Including certain items, net income was $619 million compared to $479 million for the fourth quarter last year. Certain items for the fourth quarter totaled a net loss of approximately $50 million (the majority of which pertained to damage to KMP terminals in the Northeast from Hurricane Sandy) versus a net loss of $12 million for the same period last year. It is anticipated that the hurricane losses will largely be offset by insurance recoveries, which will be reported as a certain item gain when they are received.
For the year, distributable cash flow before certain items was $1.78 billion, up 17 percent from $1.53 billion for 2011. Distributable cash flow per unit before certain items was $5.07 compared to $4.68 per unit for the same period last year. Net income before certain items was $2.24 billion compared to $1.76 billion for 2011. Including certain items, net income was $1.36 billion versus $1.27 billion last year. Certain items for the year totaled a net loss of $888 million versus a net loss of $491 million for the comparable period in 2011. The certain items in 2012 were primarily attributable to the loss on disposal and re-measurement of discontinued operations to fair value related to the KMP assets that were divested in order to obtain Federal Trade Commission approval for Kinder Morgan, Inc.'s (NYSE: KMI) acquisition of El Paso Corporation.
Overview of Business Segments
The Products Pipelines business produced fourth quarter segment earnings before DD&A and certain items of $176 million, up 9 percent from $161 million for the comparable period in 2011. For the year, Products Pipelines produced $703 million in segment earnings before DD&A and certain items, up 1 percent from $694 million in 2011, but below its published annual budget of 6 percent growth.
“The increase in earnings compared to the fourth quarter of 2011 was driven by higher volumes and revenues from the Cochin Pipeline and our Southeast Terminals, along with contributions from the Kinder Morgan Crude and Condensate Pipeline which was completed in
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the second quarter,” Kinder said. “For the year, NGL volumes and revenues were up approximately 22 percent and 17 percent, respectively.”
Total refined products volumes decreased 1.2 percent versus the fourth quarter of 2011 (although the Florida, southern California and Arizona markets showed increases) and declined by 1.5 percent year over year. Overall segment gasoline volumes (including transported ethanol on the Central Florida Pipeline) were up 1.5 percent compared to the fourth quarter of 2011, reflecting increases across the products pipeline system except at CALNEV. Overall segment diesel volumes declined 6.2 percent versus the fourth quarter of 2011, attributable to continuing weak market demand on the West Coast and lower volumes on CALNEV due to a competing pipeline, along with lower volumes on Plantation due to favorable Gulf Coast diesel export economics. Overall segment commercial and military jet fuel volumes were down 3.9 percent compared to the fourth quarter of 2011, but virtually flat year over year.
The Products Pipelines segment handled 9.4 million barrels of biofuels (ethanol and biodiesel) in the fourth quarter, up 22 percent from the same period a year ago spearheaded by the August 2012 acquisition of a biofuel transload terminal in South Carolina. For the year, 34.4 million barrels of biofuels were handled, up 11 percent from 2011. This segment continues to make investments in assets across its operations to accommodate more biofuels.
The Natural Gas Pipelines business produced fourth quarter segment earnings before DD&A and certain items of $474 million, up 64 percent from $290 million for the comparable period in 2011. For the year, Natural Gas Pipelines produced $1.37 billion in segment earnings before DD&A and certain items, up 44 percent from $951 million in 2011, and well ahead of its published annual budget of 19 percent growth due to the dropdowns described below.
“Growth in the fourth quarter compared to the same period last year was driven by the TGP and EPNG dropdowns, along with the June 2012 purchase of 50 percent of certain midstream assets,” Kinder explained. “Fourth quarter earnings in this segment also benefited from good results at the Texas intrastates, our Eagle Ford assets, Kinder Morgan Treating and the Fayetteville Express Pipeline. This segment's earnings were impacted in the fourth quarter by the November divestitures of our Rockies assets, but that impact was more than mitigated by the dropdowns.”
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For the full year, growth in the segment was driven by the previously noted dropdowns and acquisition, along with good results from Kinder Morgan Treating (which benefited from the SouthTex acquisition), Fayetteville Express (which realized contracts ramping up), the Eagle Ford assets and a full year of contributions from KinderHawk.
Overall segment transport volumes were up 6 percent in the fourth quarter compared to the same period last year and up 11 percent for the full year. These increases represented higher volumes on Fayetteville Express, solid throughput on the Texas intrastates (due in part to Eagle Ford Gathering volumes, and higher industrial and Mexico demand), and higher throughput for natural gas fired power generation on TGP (up 12 percent versus 2011). Sales volumes on the Texas intrastates were up 8 percent compared to the fourth quarter last year and 9 percent for the full year compared to 2011.
The CO2 business produced fourth quarter segment earnings before DD&A and certain items of $337 million, up 20 percent from $281 million for the same period in 2011. For the year, CO2 produced $1.326 billion of segment earnings before DD&A and certain items, up 21 percent from $1.094 billion in 2011, but short of its published annual budget for 26 percent growth due to lower NGL prices. NGL prices were about 22 percent lower than budgeted.
“Our CO2 business had a remarkable year and would have achieved its budget if it weren't for low NGL prices,” Kinder said. “For 2012, growth was driven by increased oil production at SACROC and the Katz Field, record NGL production at the Snyder Gasoline Plant and slightly higher oil prices versus 2011. Growth in the fourth quarter was led by strong volumes at SACROC, with oil production reaching over 30,000 barrels per day, and record NGL production.”
Oil production at the SACROC Unit increased to 30.6 thousand barrels per day (MBbl/d) in the fourth quarter, up 10 percent from 27.8 MBbl/d for the same period last year, and above plan for the year. Production continued to be relatively stable at the Yates Field, which produced 20.8 MBbl/d in the fourth quarter, about a 5 percent decline compared to the same period last year, but above third quarter production and just slightly below plan for the full year. Production at the Katz Field was 1.8 MBbl/d in the fourth quarter, up significantly from 1.0 MBbl/d for the same period last year, but flat with the third quarter and well below its annual plan. The average
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West Texas Intermediate (WTI) crude oil price for the full year was $94.21, slightly higher than the budgeted projection of $93.75.
NGL production for the fourth quarter was a record 19.7 MBbl/d, up 14 percent from the same period in 2011. For 2012, NGL production also set a record, 13 percent higher than last year.
This segment is an area where KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel for the year, with all hedges allocated to oil, was $87.72 versus $69.73 for 2011. The realized weighted average NGL price per barrel for the year, allocating none of the hedges to NGLs, was $50.95 compared to $65.61 for 2011.
The Terminals business produced fourth quarter segment earnings before DD&A and certain items of $198 million, up 7 percent from $184 million for the comparable period in 2011. For the year, Terminals produced $752 million, up 7 percent from $701 million in 2011, and just below its published annual budget of 8 percent growth. Existing assets accounted for about 85 percent of the growth in the fourth quarter and 80 percent of the growth for the full year, with acquisitions making up the rest.
“Internal growth in the fourth quarter was driven by our liquids terminals on the Houston Ship Channel and in New York Harbor (due to increased volumes and rates attributable to new and restructured contracts, as well as incremental tank capacity), higher demand for export coal, and increased steel tonnage at Fairless Hills,” Kinder said. “Export coal volumes increased by more than 18 percent in the fourth quarter versus the same period last year. On the acquisition side, our additional equity investment in December 2011 in Watco Companies, which owns the largest privately held short line railroad business in the United States, contributed about 15 percent of the growth in the fourth quarter. I also would like to commend all of our employees who worked 24-7 to resume operations at our Northeast Terminals within days following Hurricane Sandy, which helped restore gasoline service within the region.”
For the full year, export coal volumes increased by almost 38 percent to a record of approximately 20.7 million tons versus 2011, led by the Pier IX, IMT and Port of Houston terminals. Domestic coal volumes declined. Good results from the liquids terminals noted
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above also benefited earnings for 2012. In addition to Watco, the purchase in June 2011 of the Port Arthur, Texas, terminal that handles petcoke for the Total refinery contributed to annual growth in this segment.
For 2012, Terminals handled 65.3 million barrels of ethanol, up 7 percent from 2011. Combined, the terminals and products pipelines business segments handled 98.4 million barrels of ethanol, an increase of 8 percent over 2011. KMP continues to handle approximately 30 percent of the ethanol used in the United States.
Kinder Morgan Canada produced fourth quarter segment earnings before DD&A and certain items of $71 million, up 38 percent from $51 million for the same period in 2011. For the year, Kinder Morgan Canada produced segment earnings before DD&A and certain items of $229 million, up 15 percent from $199 million in 2011, and well ahead of its published annual budget of 1 percent growth.
“Growth in the fourth quarter compared to the same period last year primarily resulted from favorable book taxes, but also reflected strong results at Express-Platte,” Kinder said. Trans Mountain volumes increased compared to the fourth quarter last year due to a pressure restriction in 2011 that was lifted earlier in 2012.
2013 Outlook
As previously announced, KMP expects to declare cash distributions of $5.28 per unit for 2013, a 6 percent increase over its 2012 distribution of $4.98 per unit. KMP's 2013 budget projection includes the expected purchase (drop down) of 50 percent of El Paso Natural Gas Pipeline and a 50 percent stake in midstream assets from KMI, which would give KMP 100 percent ownership of these assets. (KMR also expects to declare distributions of $5.28 per share for 2013 and the distribution to KMR shareholders will be paid in the form of additional KMR shares.)
In 2013, KMP expects to:

•	Generate over $5.4 billion in business segment earnings before DD&A (adding back KMP's share of joint venture DD&A), an increase of about $0.9 billion over 2012.

•	Distribute over $2 billion to its limited partners.
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•	Produce excess cash flow of more than $30 million above the distribution target of $5.28 per unit.

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Invest approximately $2.9 billion in expansions (including contributions to joint ventures) and small acquisitions (excluding the dropdowns from KMI). Over $625 million of the equity required for this investment program is expected to be funded by KMR dividends.

KMP's expectations assume an average WTI crude oil price of approximately $91.68 per barrel in 2013, which approximated the forward curve at the time this budget was prepared. The overwhelming majority of cash generated by KMP's assets is fee based and is not sensitive to commodity prices. In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids. For 2013, the company expects that every $1 change in the average WTI crude oil price per barrel will impact the CO2 segment by approximately $6 million, or approximately 0.1 percent of KMP's combined business segments' anticipated segment earnings before DD&A.
The boards of directors of the Kinder Morgan companies approved the 2013 budgets at the January board meeting and the budgets will be discussed in detail during the company's annual analyst conference on Jan. 30, 2013, in Houston. The conference begins at 8 a.m. CT and will be webcast live.
Other News
Products Pipelines

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KMP completed a $77 million expansion at its Carson Terminal in California by placing the final two storage tanks of the project in service in the fourth quarter. In total, KMP constructed seven new tanks for an incremental 560,000 barrels of refined petroleum products storage capacity at the facility. All of the tanks are leased under long-term agreements with large U.S. oil refiners. The project was finished on budget and ahead of schedule. Also in the fourth quarter, KMP completed facility modifications to provide for receipt, storage and blending of biodiesel at the company's Las Vegas, Nev., Phoenix, Ariz., and Fresno, Calif., terminals. The company expects to begin blending at these facilities by the end of January 2013.

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KMP is nearing completion on the Lake Pontchartrain portion of the approximately $220 million Parkway Pipeline and initial construction activities continue on land in Louisiana and Mississippi. The 141-mile, 16-inch pipeline, a joint venture with Valero, will transport gasoline and diesel from a refinery in Norco, La., to an existing petroleum transportation hub in Collins, Miss., which is owned by Plantation Pipe Line Company. The pipeline will have an initial capacity of 110,000 barrels per day (bpd) with the capability to

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expand to over 200,000 bpd, and is supported by a long-term throughput agreement with a major refiner. The project is on schedule to be in service in September 2013.

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Construction is underway on an approximately $90 million project to build a 27-mile, 12‑inch diameter lateral pipeline with associated receipt facilities for the Kinder Morgan Crude Condensate pipeline to Phillips 66's Sweeny Refinery in Brazoria County, Texas. KMP will provide Phillips 66 with a significant portion of the lateral pipeline's initial 30,000 bpd of capacity, which is expandable to 100,000 bpd. KMP is also constructing a five-bay truck offloading facility and three new storage tanks with approximately 360,000 barrels of crude/condensate capacity at stations in DeWitt and Wharton counties in Texas. KMP anticipates initial deliveries to begin at the beginning of the fourth quarter of 2013 and the entire system to be operational by year end.

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KMP continues design and pre-construction activities for its approximately $200 million petroleum condensate processing facility located near the company's Galena Park terminal on the Houston Ship Channel. The facility, which is supported by a fee-based contract with BP North America, has an anticipated throughput capacity of about 50,000 bpd and can be expanded to process 100,000 bpd. Kinder Morgan expects the facility to be in service in the first quarter of 2014. In light of the growth of Eagle Ford shale NGL production and the associated need for additional condensate processing capacity, KMP expects to obtain additional customer commitments to underwrite an expansion at this facility.

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KMP is in the final permitting stage for its Cochin Pipeline Reversal Project which will allow the company to offer a new service to move light condensate from Kankakee County, Ill., to existing terminal facilities near Fort Saskatchewan, Alberta. The company received more than 100,000 bpd of binding commitments for a minimum 10-year term during a successful open season earlier this year. Pending obtaining a final permit for the approximately $260 million project, modifications to the western leg of the Cochin Pipeline to Fort Saskatchewan will begin. In addition to the pipeline modifications, Cochin will build a tank farm with 1 million barrels of storage and associated piping where Cochin will interconnect with Explorer Pipeline Company's pipeline in Kankakee County. KMP expects light condensate shipments to begin as early as July 1, 2014.

Natural Gas Pipelines
Kinder Morgan currently has announced approximately $2.7 billion of major projects across all of its natural gas pipeline assets, about half of which is at KMP. This includes projects that were either placed in service during the fourth quarter of 2012 or are planned to be placed in service during 2013 or later.

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TGP placed the approximately $55 million Northeast Supply Diversification Project in service Nov. 1, 2012, on time and under budget. The project, which is fully subscribed, creates an additional 250,000 dekatherms per day of firm service capacity from the prolific Marcellus shale region along TGP's system and serves existing markets in New England and the Niagara Falls area of New York.

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In December 2012, the Federal Energy Regulatory Commission (FERC) issued a notice to proceed with TGP's MPP project in Pennsylvania. Selective tree clearing is anticipated to begin this month, followed by construction of pipeline and compression this spring. The

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approximately $86 million project, which is fully subscribed, will provide about 240,000 dekatherms per day of additional firm Marcellus transportation capacity. The project includes nearly 8 miles of 30-inch diameter pipeline looping, system modifications and upgrades to allow bi-directional flow at four existing compressor stations in Pennsylvania. Construction is anticipated to occur primarily this summer and the project is expected to be in service in November of 2013.

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Also in December, TGP's Northeast Upgrade Project received FERC notice to proceed with construction of compressor stations, pipeyards or tree clearing in certain counties in Pennsylvania and New Jersey. Last week FERC issued an order denying rehearing of the certificate order and denying requests for stay of the construction. Additional approvals covering planned work in Pennsylvania and New Jersey are pending. Construction of the mainline pipeline and compression is anticipated to begin this spring. The approximately $450 million, FERC-certificated project will boost system capacity on TGP's system by approximately 636 million cubic feet per day (MMcf/d) via five segment loops and system upgrades and provide additional takeaway capacity from the Marcellus shale area. The project, which is fully subscribed, has a targeted in-service date of November 2013.

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In the fourth quarter, EPNG, owned by KMP and KMI, entered into a 25-year precedent agreement in connection with plans to build a new pipeline to serve customers in Mexico. Terms call for EPNG, acting through its affiliate Sierrita Gas Pipeline (formerly Sasabe Pipeline), to initially provide approximately 200 MMcf/d of firm transportation capacity via a new, 60-mile, 36-inch diameter lateral pipeline that would extend from EPNG's existing south mainlines, near Tucson, Ariz., to the U.S.-Mexico border, terminating at Sasabe, Ariz. The proposed $200 million Sierrita Gas Pipeline would interconnect via a new international border crossing with a 36-inch diameter natural gas pipeline to be built in Mexico. Subject to regulatory approvals, construction of the pipeline would begin in the first quarter of 2014, with anticipated in service in the fall of 2014.

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KMP closed its previously announced transaction with Tallgrass Energy Partners in November 2012 to sell Kinder Morgan Interstate Gas Transmission (KMIGT), Trailblazer Pipeline Company, the Casper-Douglas natural gas processing and West Frenchie Draw treating facilities in Wyoming, and the company's 50 percent interest in the Rockies Express Pipeline (REX). KMP received approximately $1.8 billion in cash from the transaction. Including the proportionate amount of REX debt, this amount is equivalent to a value of $3.3 billion.

CO2

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Construction continues on both primary and booster compression for KMP's $255 million expansion on its Doe Canyon Unit CO2 source field in southwestern Colorado. The company is making good progress on the project, which will increase capacity from 105 MMcf/d to 170 MMcf/d, and is on schedule and on budget. The primary compression is expected to be in service in the fourth quarter of 2013 and the booster compression in the second quarter of 2014.

•	KMP is increasing the capacity on its Wink Pipeline System that moves crude from the company's West Texas oil fields to Western Refining Company's facility in El Paso, Texas.
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Wink had record volumes in 2012 and KMP is expanding the pipeline's capacity from 132,000 bpd to 145,000 bpd to meet expected higher future refinery throughput requirements at Western's refinery. The expansion project is progressing and should be completed in the third quarter this year.

Terminals
KMP currently has more than $1.4 billion of approved major projects in this segment. The company is experiencing strong demand in particular for liquids storage capacity and coal exports in its terminals business.

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KMP recently announced an expansion project and acquisition that will provide additional infrastructure to help meet growing demand for liquids storage and dock services along the Gulf Coast. The combined investment of approximately $170 million will include the purchase of 42 acres, construction of a new ship dock to handle ocean going vessels and building 1.2 million barrels of liquids storage tanks. The company entered into a letter of intent with a major ship channel refiner to develop six 150,000-barrel tanks and four 75,000‑barrel tanks with connectivity to its Galena Park Terminal and to the refiner's location. The project will alleviate existing dock congestion at Kinder Morgan's Houston Ship Channel terminals and provide additional export capacity value.

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Construction continues on the approximately $430 million Battleground Oil Specialty Terminal (BOSTCO) located on the Houston Ship Channel. The first phase of the project includes construction of 52 storage tanks that will have a capacity of 6.5 million barrels for handling residual fuels and other black oil terminal services. Terminal service agreements or letters of intent have been executed with customers for almost all of the capacity. Commercial operations are expected to begin in the third quarter of 2013. KMP now owns 55 percent of BOSTCO following Transmontaigne's purchase of an interest in BOSTCO in December 2012.

•
Construction also continues on the Edmonton terminal expansion in Strathcona County, Alberta. The approximately $310 million project entails building 3.6 million barrels of new merchant and system tank storage, and is expected to be fully completed in December 2013. The project is supported by long-term commercial contracts with major Canadian producers. In addition, Kinder Morgan is now finalizing agreements to support the construction of an additional 1.2 million barrels of merchant storage with anticipated completion in the fourth quarter of 2014. This second phase of expansion would cost approximately $112 million. When completed, total storage capacity at the Edmonton facility will be 9.4 million barrels, including the existing Trans Mountain system facility and the North 40 merchant terminal.

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Deeprock Development, a joint venture between KMP, Deeprock Energy Resources and Mercuria Energy, executed a long-term terminal lease and operating agreement with Pony Express Pipeline (now owned by Tallgrass Energy Partners) to handle up to 350,000 barrels per day of crude oil from Pony Express. Deeprock Development is expanding its Cushing, Okla., terminal which will be the pipeline staging area and provide connectivity to up to six destinations. As part of the expansion, three to six new 250,000-barrel tanks and at least one 24-inch pipeline to south Cushing will be constructed. KMP will have a 51 percent equity

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interest in the project and will invest between $16 million and $26 million depending on the number of tanks built. Deeprock Development is targeting a start-up date of June 30, 2014.

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KMP is investing approximately $29 million to expand its Pier IX Terminal in Newport News, Va., and has entered into a long-term agreement with a major U.S. coal producer to utilize Pier IX for exporting coal.

Kinder Morgan Canada

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As recently announced, KMP has updated the binding commercial support for its proposed expansion of the Trans Mountain pipeline system following completion of a supplemental open season. Thirteen companies in the Canadian producing and oil marketing business signed firm contracts bringing the total volume of committed shippers to approximately 700,000 bpd. These additional commitments will result in an increase in the proposed expansion capacity from 750,000 bpd to 890,000 bpd and increase the capital investment in the project from $4.1 billion to $5.4 billion. The expansion will complete the twinning of the existing Trans Mountain pipeline system from Strathcona County, Alberta, to Burnaby, British Columbia. Trans Mountain expects to file a Facilities Application with the National Energy Board (NEB) in late 2013, for authorization to build and operate the necessary facilities for the proposed expansion. The application will include the environmental, socio-economic, Aboriginal engagement, landowner and public consultation, and engineering components, and initiate a comprehensive regulatory and public review process. If approvals are received as planned, the expansion is expected to be operational in 2017.

•
As previously announced, KMP entered into a definitive agreement in December 2012 to sell its one-third interest in the Express-Platte pipeline system to Spectra Energy Corp for approximately $380 million. KMP's joint venture partners in Canada (Ontario Teachers' Pension Plan Board and Borealis Infrastructure, the infrastructure investment arm of the OMERS pension plan) are also selling their interests in the pipeline system, as Spectra Energy Corp is purchasing 100 percent of Express-Platte. The transaction is subject to customary consents and regulatory approvals, and is expected to close in the second quarter of 2013. Express-Platte is a 1,700-mile oil pipeline system connecting Canadian and U.S. producers to refineries in the Rocky Mountain and Midwest regions of the United States.

Financings

•	KMP sold common units valued at approximately $151 million under its at-the-market program during the fourth quarter, bringing the total to almost $550 million for the year.

•	KMP conducted a secondary offering in December which issued 4.5 million shares and raised approximately $348 million. The funds were used to repay commercial paper debt.
Upcoming Organizational Changes
With the final distribution of KMI shares from the sponsor investors to management in December 2012 (which wrapped up the KMI management-led buyout), Richard D. Kinder will continue as chairman and CEO of Kinder Morgan, but certain members of our corporate and
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business unit management have indicated their intention to retire or take a different role in the organization. In each case, the position will be filled by a long-time Kinder Morgan employee. The transition will be largely complete by the end of the first quarter of 2013, and each person who is retiring has indicated his willingness to work beyond the first quarter as necessary to ensure a smooth transition. The key changes are as follows:

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Park Shaper, president of Kinder Morgan, will be retiring as president of Kinder Morgan, but will remain a member of the KMI board. He will resign from the boards of directors of KMR and the general partners of EPB and KMP effective March 31, 2013. “Park has been with Kinder Morgan since the early days and has contributed an extraordinary amount to our success over the years,” Kinder said. “I am delighted that he will continue to be involved as a member of the KMI board.” Shaper stated, “My 13 years at Kinder Morgan have been an incredible opportunity for me, and I have truly enjoyed and benefited from working alongside Rich, Steve Kean and all of the remarkable Kinder Morgan employees. The time is right for me to spend more time with my family, and I look forward to continuing to serve on the KMI board.”

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Steve Kean, currently executive vice president and COO and a member of the boards of directors of KMI and the general partner of EPB, will become president and COO of Kinder Morgan effective March 31, 2013. Kean has also been elected to the boards of directors of KMR and the general partner of KMP effective March 31, 2013. Kean has been with Kinder Morgan for 11 years, the last six as COO. He has also served as president of the Texas Intrastate Pipeline Group and as president of Natural Gas Pipelines. Kinder and Kean will comprise the Office of the Chairman of Kinder Morgan.

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Jeff Armstrong, president of Kinder Morgan Terminals, will become vice president of corporate strategy for Kinder Morgan. “We are seeing an unprecedented number of opportunities in North American energy that cut across business unit lines,” Kinder said. “Jeff is ideally suited to help us identify ways to coordinate our efforts across Kinder Morgan and look for opportunities to extend our business model to new, related lines of business.” Armstrong will be succeeded as president of the Terminals business segment by John Schlosser. Schlosser is currently vice president of business development for Terminals and has been with Kinder Morgan (including his time with a predecessor company) since 1999.

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Tom Bannigan, president of Products Pipelines, is retiring and will be succeeded by Ron McClain, currently vice president of operations and engineering for the Products Pipelines group. McClain has been with Kinder Morgan (or predecessor companies) for more than 30 years and has headed operations and engineering for Products Pipelines since 2005. He previously was vice president of engineering for Natural Gas Pipelines.

•	Tim Bradley, president of Kinder Morgan CO2, is retiring and will be succeeded by Jim Wuerth, who is currently vice president of finance and accounting for the CO2 segment.
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Wuerth has been with Kinder Morgan (including his time with a predecessor company) for more than 30 years.

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Joe Listengart, vice president and general counsel, will be stepping down from his current position and will be succeeded by Dave DeVeau, currently vice president and deputy general counsel. DeVeau has been with Kinder Morgan since 2001 and has been deputy general counsel since 2006. Listengart will continue working for the company, assisting as needed on significant transactions and other matters. Adam Forman, vice president and deputy general counsel, will assume the additional role of corporate secretary for the Kinder Morgan entities, reporting to DeVeau.

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David Kinder, vice president of Corporate Development and treasurer, will be retiring and will be succeeded by Dax Sanders as vice president of Corporate Development. Sanders has been with the company in a variety of senior commercial and financial roles over the last 12 years (including Corporate Development), with the exception of a two-year period while he earned his MBA at Harvard Business School.

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Kim Dang, vice president and CFO, will continue as CFO and will also assume responsibility for treasury and investor relations. Dang has been with the company for 11 years, the last six as CFO, and has served in senior roles in finance, accounting and investor relations. David Michels, currently vice president of finance, will become vice president of finance and investor relations for Kinder Morgan and CFO of EPB, reporting to Dang. Also reporting to Dang will be Anthony Ashley. Currently director of finance, Ashley will become vice president and treasurer for Kinder Morgan.

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In addition to Rich Kinder, Kean, Dang and Armstrong, the other members of the senior management team that are staying with Kinder Morgan include Tom Martin, president of Natural Gas Pipelines, along with his entire senior commercial management team; Ian Anderson, president of Kinder Morgan Canada; and Jim Street, vice president of Human Resources and Administration.

Rich Kinder stated, “I am grateful for the tremendous contributions over the years from Park, Tom, Tim, Joe and David, and I sincerely appreciate their commitment to ensure a smooth transition. Though it is always difficult to see talented people leave the organization, I am pleased that all of those who are being promoted are very capable, have long tenures with Kinder Morgan and are enthusiastic about their new roles. I am very optimistic about the future of Kinder Morgan, especially considering the approximately $12 billion in growth projects we have identified, and believe this team will continue to deliver value to our unitholders and shareholders.”
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Kinder Morgan Management, LLC
Shareholders of KMR will also receive a $1.29 dividend ($5.16 annualized) payable on Feb. 14, 2013, to shareholders of record as of Jan. 31, 2013. The dividend to KMR shareholders will be paid in the form of additional KMR shares. The dividend is calculated by dividing the cash distribution to KMP unitholders by KMR's average closing price for the 10 trading days prior to KMR's ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company and one of the largest publicly traded pipeline limited partnerships in America. It owns an interest in or operates approximately 46,000 miles of pipelines and 180 terminals. The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $100 billion. It owns an interest in or operates approximately 75,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMI owns the general partner interest of KMP and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Jan. 16, at www.kindermorgan.com for a LIVE webcast conference call on the company's fourth quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance. Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis. Management uses this metric to evaluate our overall performance. It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions. Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in
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KMP – 4Q Earnings	Page 15

providing a cash return on investment. This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement. Our partnership agreement requires us to distribute all available cash. Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners' pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express through Oct. 31, 2012, Midcontinent Express, Fayetteville Express, KinderHawk through second quarter 2011, EagleHawk, Eagle Ford, El Paso Natural Gas, Bear Creek Storage Company, Red Cedar, Cypress and EP Midstream Investment Co., LLC, our equity method investees, less equity earnings plus cash distributions received for Express and Endeavor, additional equity investees. Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business' ongoing cash generation capacity than a similar measure with the certain items included. For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business. We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments' respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables. Net income before certain items is presented primarily because we use it in this calculation. Segment earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to segment earnings before DD&A and certain items. Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the
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KMP – 4Q Earnings	Page 16

footnotes to the accompanying tables, from segment earnings before DD&A. In addition, segment earnings before DD&A as presented in our GAAP financials is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure. Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP. Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies. Segment earnings before DD&A and certain items has similar limitations. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan's reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Larry Pierce	Peter Staples
Media Relations	Investor Relations
(713) 369-9407	(713) 369-9221
larry_pierce@kindermorgan.com	peter_staples@kindermorgan.com
www.kindermorgan.com

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011

Revenues	$2,510	$1,923	$8,642	$7,889

Costs, expenses and other
Operating expenses	1,391	1,055	4,521	4,768
Depreciation, depletion and amortization	297	243	1,093	928
General and administrative	114	86	493	473
Taxes, other than income taxes	54	41	223	174
Other expense (income)	—	4	(28)	(11)
	1,856	1,429	6,302	6,332
Operating income	654	494	2,340	1,557

Other income (expense)
Earnings from equity investments	114	69	339	224
Amortization of excess cost of equity investments	(2)	(2)	(7)	(7)
Interest, net	(174)	(133)	(635)	(513)
Other, net	4	7	18	(149)

Income before income taxes	596	435	2,055	1,112

Income taxes	10	(12)	(30)	(45)

Income from continuing operations	606	423	2,025	1,067

Income from discontinued operations	15	56	160	201
Loss on remeasurement to fair value and disposal of discontinued operations	(2)	—	(829)	—
(Loss) income from discontinued operations	13	56	(669)	201

Net income	619	479	1,356	1,268

Net income attributable to Noncontrolling Interests	(5)	(4)	(17)	(10)

Net income attributable to KMP	$614	$475	$1,339	$1,258

Calculation of Limited Partners’ interest in Net Income (loss) attributable to KMP
Income from continuing operations attributable to KMP	$601	$419	$2,001	$1,059
Less: Pre-acquisition earnings allocated to General Partner	—	—	(23)	—
Add: Drop-down asset group severance expense allocated to General Partner	9	—	9	—
Less: General Partner's remaining interest	(386)	(303)	(1,410)	(1,173)
Limited Partners' interest	224	116	577	(114)
Add: Limited Partners' interest in discontinued operations	13	55	(655)	197
Limited Partners' interest in net income	$237	$171	$(78)	$83

Limited Partners' net income (loss) per unit:
Income from continuing operations	$0.61	$0.35	$1.64	$(0.35)
Income (loss) from discontinued operations	0.03	0.16	(1.86)	0.60
Net income (loss)	$0.64	$0.51	$(0.22)	$0.25
Weighted average units outstanding	368	334	351	326

Declared distribution / unit	$1.29	$1.16	$4.98	$4.61

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
Segment earnings before DD&A and amortization of excess investments
Products Pipelines	$178	$159	$670	$463
Natural Gas Pipelines	472	227	1,349	546
CO2	334	276	1,322	1,099
Terminals	144	179	709	704
Kinder Morgan Canada	71	52	229	202
	$1,199	$893	$4,279	$3,014

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
Segment earnings before DD&A and amortization of excess investments (1)
Products Pipelines	$176	$161	$703	$694
Natural Gas Pipelines (2)	474	290	1,374	951
CO2	337	281	1,326	1,094
Terminals	198	184	752	701
Kinder Morgan Canada	71	51	229	199
Total	$1,256	$967	$4,384	$3,639

Segment DD&A and amortization of excess investments
Products Pipelines	$31	$28	$121	$109
Natural Gas Pipelines (3)	87	49	253	163
CO2	115	110	441	439
Terminals	52	51	205	195
Kinder Morgan Canada	14	14	56	56
Total	$299	$252	$1,076	$962

Segment earnings contribution
Products Pipelines (1)	$145	$133	$582	$585
Natural Gas Pipelines (1)	387	241	1,121	788
CO2 (1)	222	171	885	655
Terminals (1)	146	133	547	506
Kinder Morgan Canada (1)	57	37	173	143
General and administrative (1) (4)	(108)	(86)	(432)	(387)
Interest, net (1) (5)	(180)	(138)	(632)	(531)
Net income before certain items	669	491	2,244	1,759
Certain items
Loss on disposal and remeasurement of discontinued operations to fair value	(2)	—	(829)	(167)
Allocated non-cash compensation	—	2	—	(82)
Acquisition costs (6)	(5)	—	(8)	(2)
Legal expenses (7)	—	(2)	—	(3)
Legal reserves (8)	—	(1)	(9)	(235)
Pre-acquisition earnings allocated to General Partner (9)	—	—	23	—
Environmental reserves	(2)	(3)	(36)	(10)
Mark to market and ineffectiveness of certain hedges (10)	(3)	(5)	(11)	5
Insurance deductible, casualty losses and reimbursements (11)	(51)	(4)	(41)	(3)
Gain (loss) on sale of assets and asset disposition expenses (12)	—	1	15	16
Release of tax reserves related to pre-acquisition periods (13)	18	—	18	—
Severance (14)	(5)	—	(9)	—
Write-off of under collected fuel (15)	—	—	—	(10)
Other (16)	—	—	(1)	—
Sub-total certain items	(50)	(12)	(888)	(491)

Net income	$619	$479	$1,356	$1,268
Less: Pre-acquistion earnings allocated to General Partner	—	—	(23)	—
Add: Drop-down asset group severance expense allocated to General Partner	9	—	9	—
Less: General Partner's remaining interest in net income (17)	(386)	(304)	(1,403)	(1,175)
Less: Noncontrolling Interests in net income	(5)	(4)	(17)	(10)
Limited Partners’ net income (loss)	$237	$171	$(78)	$83

Net income before certain items	$669	$491	$2,244	$1,759
Less: Noncontrolling Interest before certain items	(6)	(4)	(22)	(17)
Net income attributable to KMP before certain items	663	487	2,222	1,742
Less: General Partner’s interest in net income before certain items (17)	(387)	(304)	(1,412)	(1,180)
Limited Partners’ net income before certain items	276	183	810	562
Depreciation, depletion and amortization (18)	339	299	1,252	1,133
Book (cash) taxes - net	(9)	8	(2)	27
Express & Endeavor contribution	—	7	3	15
Sustaining capital expenditures (19)	(111)	(72)	(285)	(212)
DCF before certain items	$495	$425	$1,778	$1,525

Net income / unit before certain items	$0.75	$0.55	$2.31	$1.72
DCF / unit before certain items	$1.35	$1.27	$5.07	$4.68
Weighted average units outstanding	368	334	351	326
____________
Notes ($ million)

(1)	Excludes certain items:
4Q 2011 - Products Pipelines $(2), CO2 $(5), Terminals $(5), KMC $1, general and administrative $(1)
YTD 2011 - Products Pipelines $(231), Natural Gas Pipelines $(177), CO2 $5, Terminals $3, KMC $3, general and administrative expense $(94)
4Q 2012 - Products Pipelines $2, Natural Gas Pipelines $11, CO2 $(3), Terminals $(54), general and administrative expense $(8), interest expense $2
YTD 2012 - Products Pipelines $(33), Natural Gas Pipelines $(687), CO2 $(4), Terminals $(43), general and administrative expense $(70), interest expense $(20)

(2)	Includes $63 in 4Q 2011 and $238 YTD 2011, and $15 in 4Q 2012 and $167 YTD 2012 related to assets classified for GAAP purposes as discontinued operations.
Excludes $0 in 4Q 2012 and $131 YTD 2012 from our drop down asset group for periods prior to our acquisition date of August 1, 2012, which is included in certain items above.

(3)	Includes $7 in 4Q 2011 and $27 YTD 2011, and $0 in 4Q 2012 and $7 YTD 2012 of DD&A expense related to assets classified for GAAP purposes as discontinued operations.
Excludes $0 in 4Q 2012 and $31 YTD 2012 of DD&A expense from our drop down asset group for periods prior to our acquisition date of August 1, 2012, which is included in certain items above.

(4)
General and administrative expense includes income tax that is not allocable to the segments: 4Q 2011 - $1, YTD 2011 - $8, 4Q 2012 - $2, YTD 2012 - $9. Excludes $0 in 4Q 2012 and $56 YTD 2012 of G&A expense from our drop down asset group for periods prior to our acquisition date of August 1, 2012, which is included in certain items above.

(5)
Interest expense excludes interest income that is allocable to the segments: 4Q 2011 - $5, YTD 2011 - $20, 4Q 2012 - $4, YTD 2012 - $17. Excludes $0 in 4Q 2012 and $21 YTD 2012 of interest expense from our drop down asset group for periods prior to our acquisition date of August 1, 2012, which is included in certain items above.

(6)	Acquisition expense items related to closed acquisitions previously capitalized under prior accounting standards.

(7)	Legal expenses associated with Certain Items such as legal settlements and pipeline failures.

(8)	Legal reserve adjustments related to the rate case and right-of-way litigation of west coast Products Pipelines.

(9)	Earnings from our drop down asset group for periods prior to our acquisition date of August 1, 2012.

(10)	Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction.

(11)	Insurance deductible, write-off of assets, expenses and insurance reimbursements related to casualty losses.

(12)	Gain or loss on sale of assets and expenses related to the preparation of assets for sale.

(13)	Franchise and income tax adjustments related to the drop down assets made in the current period but pertaining to periods prior to the acquisition.

(14)	Drop-down asset group severance expense allocated to the General Partner.

(15)	Natural Gas Pipelines write-off of receivable for fuel under-collected prior to 2011.

(16)	Imputed interest on Cochin acquisition, FX gain on Cochin note payable, and Terminals severance and overhead credit on certain items capex.

(17)	General Partner's interest in net income reflects a reduction for the KinderHawk acquisition GP incentive giveback of $8 in 4Q and $29 YTD 2011, and $7 in 4Q and $26 YTD 2012.

(18)
Includes Kinder Morgan Energy Partner's (KMP) share of Rockies Express (REX) (prior to Nov 2012), Midcontinent Express (MEP), Fayetteville Express (FEP), KinderHawk (2011), Cypress, EagleHawk, Eagle Ford (2012), Midstream (2012), Red Cedar, EPNG (2012), and Bear Creek (2012) DD&A: 4Q 2011 - $47, YTD 2011 - $171, and 4Q 2012 - $40, YTD 2012 - $176.

(19)
Includes KMP share of REX, MEP, FEP, Cypress, EagleHawk, Eagle Ford, Red Cedar, Midstream, EPNG, and Bear Creek sustaining capital expenditures: 4Q 2011 - $7, YTD 2011 - $10, and 4Q 2012 - $6, YTD 2012 - $19.

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (1)	67.5	66.7	268.9	272.4
Diesel	26.8	28.6	105.3	110.6
Jet Fuel	20.2	21.4	85.7	85.3
Sub-Total Refined Product Volumes - excluding Plantation	114.5	116.7	459.9	468.3
Plantation (MMBbl)
Gasoline	34.9	34.1	126.4	125.6
Diesel	9.0	9.6	36.2	38.3
Jet Fuel	6.4	6.3	24.9	25.2
Sub-Total Refined Product Volumes - Plantation	50.3	50.0	187.5	189.1
Total (MMBbl)
Gasoline (1)	102.4	100.8	395.3	398.0
Diesel	35.8	38.2	141.5	148.9
Jet Fuel	26.6	27.7	110.6	110.5
Total Refined Product Volumes	164.8	166.7	647.4	657.4
NGLs (2)	8.6	6.3	31.7	26.1
Total Delivery Volumes (MMBbl)	173.4	173.0	679.1	683.5
Ethanol (MMBbl) (3)	9.1	7.4	33.1	30.4

Natural Gas Pipelines (4) (5)
Transport Volumes (Bcf)	1,486.5	1,400.2	5,866.0	5,273.2
Sales Volumes (Bcf)	221.9	206.0	879.1	804.7

CO2
Southwest Colorado Production - Gross (Bcf/d) (6)	1.2	1.2	1.2	1.3
Southwest Colorado Production - Net (Bcf/d) (6)	0.5	0.5	0.5	0.5
Sacroc Oil Production - Gross (MBbl/d) (7)	30.6	27.8	29.0	28.6
Sacroc Oil Production - Net (MBbl/d) (8)	25.4	23.2	24.1	23.8
Yates Oil Production - Gross (MBbl/d) (7)	20.8	21.8	20.8	21.7
Yates Oil Production - Net (MBbl/d) (8)	9.2	9.7	9.3	9.6
Katz Oil Production - Gross (MBbl/d) (7)	1.8	1.0	1.7	0.5
Katz Oil Production - Net (MBbl/d) (8)	1.5	0.8	1.4	0.4
NGL Sales Volumes (MBbl/d) (9)	10.0	8.8	9.5	8.5
Realized Weighted Average Oil Price per Bbl (10) (11)	$85.84	$70.33	$87.72	$69.73
Realized Weighted Average NGL Price per Bbl (11)	$49.38	$65.84	$50.95	$65.61

Terminals
Liquids Leasable Capacity (MMBbl)	60.1	60.2	60.1	60.2
Liquids Utilization %	93.2%	94.5%	93.2%	94.5%
Bulk Transload Tonnage (MMtons) (12)	21.9	25.0	96.6	99.8
Ethanol (MMBbl)	15.4	16.1	65.3	61.0

Trans Mountain (MMbbls - mainline throughput)	26.2	24.7	106.1	99.9
____________
Notes:

(1)	Gasoline volumes include ethanol pipeline volumes.

(2)	Includes Cochin and Cypress.

(3)	Total ethanol handled including pipeline volumes included in gasoline volumes above.

(4)	Includes Texas Intrastates, KMNTP, Monterrey, TransColorado, MEP, KMLA, FEP, TGP, and EPNG pipeline volumes.

(5)	Volumes for acquired pipelines are included for all periods.

(6)	Includes McElmo Dome and Doe Canyon sales volumes.

(7)	Represents 100% production from the field.

(8)	Represents KMP’s net share of the production from the field.

(9)	Net to KMP.

(10)	Includes all KMP crude oil properties.

(11)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.

(12)	Includes KMP’s share of Joint Venture tonnage.

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	December 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$518	$409
Other current assets	1,726	1,167
Property, plant and equipment, net	19,638	15,596
Investments	3,048	3,346
Goodwill, deferred charges and other assets	7,199	3,585
TOTAL ASSETS	$32,129	$24,103

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities
Notes payable and current maturities of long-term debt	$1,155	$1,638
Other current liabilities	2,045	1,481
Long-term debt	14,714	11,183
Debt fair value adjustments	1,461	1,055
Other	1,175	1,142
Total liabilities	20,550	16,499

Partners’ capital
Accumulated other comprehensive income	163	3
Other partners’ capital	11,161	7,505
Total KMP partners’ capital	11,324	7,508
Noncontrolling interests	255	96
Total partners’ capital	11,579	7,604
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$32,129	$24,103

Total Debt, net of cash and cash equivalents, and excluding the debt fair value adjustments	$15,351	$12,412
Segment earnings before DD&A and certain items	$4,560	$3,810
G&A	(432)	(388)
Income Taxes	40	55
EBITDA (1)	$4,168	$3,477

Debt to EBITDA	3.7	3.6

____________
Notes:

(1)
EBITDA includes add back of KMP's share of REX (prior to Nov 2012), MEP, FEP, Cypress, EagleHawk, Eagle Ford (beginning 2012), Red Cedar, Midstream (beginning 2Q 2012), EPNG (beginning in 3Q 2012), and Bear Creek (beginning in 3Q 2012) DD&A.